EXHIBIT 10.35

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT #2

TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 2 to the Exclusive License Agreement (the “Amendment”), is made as of June 30, 2008, by and between California Institute of Technology, an educational institution located at 1200 East California Boulevard, Pasadena, California 91125 (“Caltech”), and Allozyne, Inc., a corporation located at 1600 Fairview Ave E., Suite 300 Seattle, WA 98102 (“Company”).

RECITALS

A. WHEREAS, Company and Caltech are parties to that certain Exclusive License Agreement with an effective date of October 14, 2005, which has been amended by Amendment # 1 entered into February 19, 2007; collectively, the original Exclusive License Agreement as amended by Amendment # 1 are referred to herein as the “License Agreement”; and

B. WHEREAS, Company and Caltech wish to amend the License Agreement in the manner set forth below in this Amendment #2 and effect certain other changes with respect to the intellectual property prosecution contemplated by the License Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Caltech hereby agree as follows:

1. General. This Amendment shall be effective as of the Amendment date.

2. Amendment of License Agreement. Section 4.1 of the License Agreement is amended and restated to read in its entirety as follows:

4.1 Prosecution by Caltech. Caltech shall use reasonable efforts, consistent with its normal practices, to: (a) prepare, file and prosecute any and all patent application(s) in connection with the Exclusively Licensed Patent Rights; and (b) prepare, file and prosecute any and all patent application(s) in connection with the Improvement Patent Rights licensed hereunder for which Caltech or Licensee deems it beneficial to obtain additional coverage. Licensee may recommend patent counsel for this purpose. At Licensee’s request, Caltech shall allow Licensee’s patent counsel to: (a) prepare, file and prosecute any and all patent application(s) in connection with the Exclusively Licensed Patent Rights; and (b) prepare, file and prosecute any and all patent application(s) in connection with the Improvement Patent Rights licensed hereunder for which Caltech or

Licensee deems it beneficial to obtain additional coverage. Further, Caltech shall agree to execute a conflict of interest waiver so that such patent counsel may prepare, prosecute and file patent applications for the Licensee in addition to those covered by this Agreement. Such request for conflict waiver can be withheld by Caltech if’, an actual conflict exists. Depending on whether Caltech or the Licensee is prosecuting the Exclusively Licensed Patent Rights and/or the Improvement Patent Rights, the party prosecuting the Exclusively Licensed Patent Rights and/or the Improvement Patent Rights (“Prosecuting Party”) shall provide the other with copies of all relevant documents from and correspondence with the U.S. Patent and Trademark Office and corresponding foreign jurisdictions so that each party will be informed of the continuing prosecution and other administrative proceedings involving the Exclusively Licensed Patent Rights and the Improvement Patent Rights. Each party may comment upon such documents and correspondence sufficiently in advance of the filing deadline for a response, and each party shall reasonably consider the comments of the other party in preparing such response. Each party shall permit the other to review all patent applications and claims made therein, and Prosecuting Party shall make reasonable efforts to implement modifications thereto as may be requested by the other party prior to filing and during prosecution. The Prosecuting Party shall consult with the other party in a timely manner before electing countries for national stage prosecution. Licensee shall be responsible for costs only for those foreign jurisdictions in which it has elected to proceed with prosecution.

With respect to filings pursuant to clause (b) of this Section 4.1, Caltech shall promptly disclose Improvements to Licensee and Licensee shall elect within thirty (30) days whether such Improvements shall be included within the Improvement Patent Rights, at its expense. Caltech will have no obligation to prosecute patent applications that may constitute Improvements that are not elected by Licensee. Upon written election by Licensee, Exhibit A shall be automatically amended and deemed to include, without any further action by the Parties, inventions within the Exclusively Licensed Patent Rights or Improvement Patent rights, as applicable.”

3. Effect of this Amendment. Except as specifically amended as set forth herein, each term and condition of the License Agreement shall continue in full force and effect.

4. Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile and, upon such delivery, the facsimile will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed or otherwise consented to this Amendment as of the date first above written.

ALLOZYNE, INC.

By:	/s/ KEN GRABSTEIN
Name:	Ken Grabstein
Title:	CSO

CALIFORNIA INSTITUTE OF TECHNOLOGY

By:	/s/ [*]
Name:	[*]
Title:	[*]

*Confidential Treatment Requested.

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO LICENSE AGREEMENT]